                              LIST OF SUBSIDIARIES
                        ALADDIN GAMING ENTERPRISES, INC.


ALADDIN GAMING ENTERPRISES, INC.

Aladdin Gaming Holdings, LLC, a Nevada limited liability company



ALADDIN GAMING HOLDINGS, LLC (direct and indirect subsidiaries)

Aladdin Capital Corp., a Nevada corporation
Aladdin Gaming, LLC, a Nevada limited liability company
Aladdin Music Holdings, LLC, a Nevada limited liability company
Aladdin Music, LLC, a Nevada limited liability company